UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Respironics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held this year on Tuesday, November 16, 2004, at 5:00 p.m. (local time) in the Auditorium on the Tenth Floor of Two Mellon Bank Center at 501 Grant Street, Pittsburgh, Pennsylvania.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Representatives of the Company will be available after the meeting. Please also take this opportunity to view Respironics products, which will be on display.

Your vote is important. Whether you own a few or many shares of Respironics stock, it is important that your shares be represented. If you cannot personally attend, we encourage you to make certain that your shares are represented at the meeting by signing the accompanying proxy card and promptly returning it in the enclosed envelope or by voting via the Internet or by telephone in accordance with the instructions on the proxy card.

Very truly yours,

John L. Miclot

President and Chief Executive Officer

October 15, 2004

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Respironics, Inc. will be held in the Auditorium on the Tenth Floor of Two Mellon Bank Center at 501 Grant Street, Pittsburgh, Pennsylvania on Tuesday, November 16, 2004 at 5:00 p.m. for the following purposes:

(1)	To elect four directors;

(2)	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2005; and

(3)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage or vote via the Internet or by telephone in accordance with the instructions on the proxy card.

Dorita A. Pishko

Corporate Secretary

October 15, 2004

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

PROXY STATEMENT

Annual Meeting of Shareholders to be Held November 16, 2004

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at 5:00 p.m., on Tuesday, November 16, 2004 in the Auditorium on the Tenth Floor of Two Mellon Bank Center at 501 Grant Street, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

The enclosed proxy, as well as votes made via the Internet or by telephone may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 15, 2004. The Company’s Annual Report to Shareholders for 2004 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If any shareholder wishes to present a proposal at the 2005 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by June 10, 2005 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2005 Annual Meeting. The Bylaws of the Company require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in the Bylaws, so that it is received by the Company not later than the notice deadline determined under the Bylaws. This notice deadline will generally be 90 days prior to the anniversary of the Company’s Proxy Statement for the previous year’s annual meeting, or July 14, 2005 for the Company’s Annual Meeting in 2005. Any shareholder proposal received by the Secretary of the Company after July 14, 2005 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The 2005 Annual Meeting is presently scheduled for November 16, 2005. In addition, any shareholder nominations for directors must comply with the procedures described under “Corporate Governance—Board of Directors and Committees of the Board” below.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s Common Stock of record as of the close of business on October 4, 2004 (the “record date”) are entitled to receive notice of and to vote at the 2004 Annual Meeting. On the record date, the Company had outstanding 35,176,470 shares of Common Stock, the holders of which are entitled to one vote per share. These shares outstanding exclude 3,495,242 shares held by the Company in treasury.

SECURITY OWNERSHIP

Directors and Executive Officers

The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, each of the officers of the Company named in the Summary Compensation Table herein and by all directors, nominees and executive officers of the Company as a group, as of the record date. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel J. Bevevino (2)	51,847	0.15%
Douglas A. Cotter (1)	21,684	0.06%
J. Terry Dewberry (1) (3)	51,506	0.15%
Steven P. Fulton (2)	68,786	0.20%
Donald H. Jones (1)	33,414	0.09%
Joseph C. Lawyer (1) (4)	25,688	0.07%
James W. Liken (2)	247,791	0.70%
Candace L. Littell (1)	16,781	0.05%
Mylle H. Mangum	—	—
Sean C. McDonald (1)	15,352	0.04%
Gerald E. McGinnis (5)	523,633	1.49%
John L. Miclot (2)	55,988	0.16%
John C. Miles II (1)	7,952	0.02%
William Post (2)	51,730	0.15%
Craig B. Reynolds (2)	50,547	0.14%
All directors, nominees, and executives officers as a group (18 persons)	1,292,858	3.67%

(1)	Includes shares which would be outstanding upon the exercise of currently exercisable, or exercisable within 60 days, stock options granted under the 1991 Non-Employee Directors’ Stock Option Plan and the 2000 Stock Incentive Plan in the following amounts: Dr. Cotter, 19,475 shares; Mr. Dewberry, 30,721 shares; Mr. Jones, 19,475 shares; Mr. Lawyer, 9,275 shares; Ms. Littell, 14,375 shares; Mr. McDonald, 14,375 shares; and Mr. Miles, 4,175 shares.

(2)	Includes shares that would be outstanding upon the exercise of currently exercisable, or exercisable within 60 days, stock options granted under the Company’s 1992 Stock Incentive Plan and 2000 Stock Incentive Plan in the following amounts: Mr. Bevevino, 31,250 shares; Mr. Fulton, 66,882 shares; Mr. Liken, 247,079 shares; Mr. Miclot, 54,376 shares; Mr. Post, 50,000 shares; and Mr. Reynolds, 18,750 shares.

(3)	Includes 20,785 shares held jointly with Mr. Dewberry’s wife, as to which voting and investment power is shared.

(4)	Does not include 2,400 shares held by Mr. Lawyer’s wife, who has sole voting and investment power of these shares and as to which Mr. Lawyer disclaims beneficial ownership.

(5)	Includes 11,868 shares held in the Gerald E. McGinnis Charitable Foundation. Includes 137,150 shares held jointly with Mr. McGinnis’ wife, as to which voting and investment power is shared. Includes 76,400 shares that would be outstanding upon the exercise of currently exercisable, or exercisable within 60 days, stock options granted under the Company’s 1992 Stock Incentive Plan and the 2000 Stock Incentive Plan.

Other Beneficial Owners

The following table sets forth information with respect to each shareholder known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105 (1)	3,340,126	9.50%

Fidelity Management & Research Co. 82 Devonshire Street Boston, Massachusetts 02109 (1)	2,784,527	7.92%

(1)	Information regarding the beneficial owner has been determined by the Company based solely upon data included in a Form 13G filed with the United States Securities and Exchange Commission and the Company. Such filing contained information as of June 30, 2004.

CORPORATE GOVERNANCE—BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business and affairs of the Company are conducted under the direction of the Board of Directors. The Board of Directors has delegated to management the responsibility to manage the day-to-day operations of the Company. The primary focus of the Board of Directors is on policy and strategic direction. The Board of Directors selects, advises and monitors the Company’s management in the discharge of its duties. The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to the Company’s shareholders and to oversee the work of management and the Company’s business operations.

Board Size, Composition, and Number of Meetings

The Board of Directors currently consists of twelve directors, which number the Board of Directors believes is appropriate based on the Company’s present circumstances. Eight members of the Board of Directors are independent directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee reviews with the Board of Directors on an annual basis the size and composition of the Board of Directors, as well as the appropriate skills and characteristics required for directors in the context of the strategic direction of the Company. The Board of Directors held eight meetings during fiscal year 2004.

Committees of the Board of Directors

The Board of Directors has three committees to assist in the management of the affairs of the Company: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. The following is a summary description of these committees of the Board of Directors:

The Audit Committee currently consists of Mr. Lawyer (Chairperson), Mr. Dewberry, and Mr. McDonald, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that Mr. Dewberry is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, NASDAQ and any other governmental or regulatory body; (b) the Company’s systems of internal controls regarding finance, accounting, legal compliance (including disclosure controls and procedures and internal control over financial reporting) and the “Business Conduct and Ethics Policy” that management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. During fiscal year 2004, the Audit Committee met nine times. The Charter of the Audit Committee is posted on the Company’s website: www.respironics.com and as set forth as Exhibit A to this Proxy Statement.

The Corporate Governance and Nominating Committee currently consists of Ms. Littell (Chairperson), Dr. Cotter, and Ms. Mangum, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee is responsible for (a) identifying individuals qualified to become members of the Board and recommending director nominees to the Board of Directors; (b) making recommendations to the Board of Directors on Board composition and organization, as well as corporate governance matters; (c) addressing conflict of interest issues; (d) leading the Board of Directors in its evaluation of the Board, its committees, and individual directors; and (e) recommending membership and chairpersons for each committee. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders provided that shareholders submit the names of candidates in writing to the Company’s Secretary, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, PA 15668, and provide the candidate’s name, biographical data and qualifications and other information required by Section 1.09 of the Company’s Bylaws. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. To be considered, any such recommendations must comply with Section 1.09 of the Company’s Bylaws and all other applicable provisions of the Bylaws, the Company’s certificate of incorporation, Delaware law and applicable SEC rules. Such information must be received no later than July 14, 2005 with respect to nominations for election at the 2005 Annual Meeting of Shareholders. During fiscal year 2004, the Corporate Governance and Nominating Committee met nine times. The Charter of the Corporate Governance and Nominating Committee is posted on the Company’s website: www.respironics.com.

The Compensation Committee currently consists of Mr. Miles (Chairperson), Dr. Cotter, and Mr. Jones, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Compensation Committee is appointed by the Board of Directors to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the independent director and officer compensation plans, policies and programs of the Company. During fiscal year 2004, the Compensation Committee met eight times. The Charter of the Compensation Committee is posted on the Company’s website: www.respironics.com.

Director Compensation

The Board of Directors periodically conducts an evaluation of its effectiveness, and the Compensation Committee reviews director compensation and makes recommendations to the Board of Directors. Currently, each independent director receives an annual fee of $24,000 for service as a director and committee member. Independent directors receive a fee of $1,000 for attendance at meetings of the full Board of Directors. In addition, the applicable independent director receives an additional annual fee of $3,500 if they serve as a chairperson of the Compensation Committee and Corporate Governance and Nominating Committee, and $7,500 if they serve as chairperson of the Audit Committee. All independent director committee members also receive a fee of $1,000 for attendance at committee meetings. Directors may elect annually to receive their fees in either in cash or shares of the Company’s Common Stock having a fair market value on the date of payment equal to the fee being paid. Directors may also elect to defer receipt of fees. All directors are reimbursed for travel expenses related to meetings of the Board.

Directors of the Company who are not employees also receive stock options under the Company’s 2000 Stock Incentive Plan. Under this plan, each independent director is granted an option to purchase 10,000 shares of the Company’s common stock on the first business day following the date they become a member of the Board of Directors, at the fair market value on such date. Each independent director is also granted an option on the third business day following each Annual Meeting of Shareholders to purchase 6,500 shares of the Company’s Common Stock at the fair market value on such date. Each option has a term of 10 years, becomes exercisable in installments and is fully exercisable after three years from date of grant.

CEO Compensation

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and recommends to the independent directors on the Board the CEO’s compensation levels based on this evaluation (including the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, in each case as, when and if appropriate, and any special or supplemental benefits). In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s overall performance, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and such other factors as the Compensation Committee determines to be appropriate. The CEO is not present during the deliberation of his compensation. The Compensation Committee believes that Mr. Miclot’s current compensation, as reflected in the “Executive Compensation” section of this Proxy Statement, is consistent with the aforementioned objectives.

Board Member Qualifications

In evaluating candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials, subject to the minimum qualifications discussed below. The Corporate Governance and Nominating Committee is guided by the objective of ensuring that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Corporate Governance and Nominating Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy setting and reputation for working well with others. If candidates are recommended by the Company’s shareholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing Directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Directors are expected to possess the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of shareholders. The Corporate Governance and Nominating Committee will determine, with the approval of the Board of Directors, the requisite skills and characteristics for new members of the Board. There are no firm prerequisites to qualify as a candidate for the Board of Directors, although the Board seeks a diverse group of candidates who possess the background, skill, expertise, business experience, and time to make a significant contribution to the Board, to the Company, and to its shareholders.

During the 2004 fiscal year, the Company paid $62,695 to Boyden Global Executive Search (“Boyden”) to assist the Board of Directors, under the direction of the Corporate Governance and Nominating Committee, in conducting a search for a new director to replace James H. Hardie, who did not stand for reelection to the Board of Directors at the 2003 annual shareholders meeting. Boyden identified, interviewed, and presented candidates to the Corporate Governance and Nominating Committee. As a result of this search Mylle Mangum, was appointed to the Board of Directors in May 2004.

No Limitations on Other Board Service

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. Each member of the Board is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors will advise the Chairperson of the Corporate Governance and Nominating Committee of the Board of Directors in advance of accepting an invitation to serve on another public company board. Absent a conflict of interest, the Board of Directors does not believe that directors should be prohibited from serving on boards and/or committees of other organizations, and has not adopted any guidelines limiting such activities.

Directors with Significant Job Changes

The Corporate Governance and Nominating Committee will review the appropriateness of continued Board membership for each individual director upon a material change in his or her employment or responsibility.

Term Limits and Retirement Policy

In accordance with the provisions of the Company’s articles of incorporation, each director is elected for a term of three years on a staggered basis. Directors selected to fill vacancies on the Board of Directors may have an initial term of less than three years. The Board does not believe it should establish term limits. Such limits may cause the Board to lose the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations. As an alternative to term limits, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board of Directors when his or her next term expires. This also will allow each director the opportunity to confirm his or her desire to continue as a member of the Board of Directors. The Board does not believe that a fixed retirement age for directors is appropriate.

Management Succession

The Chief Executive Officer will report regularly to the Board of Directors on the Company’s program for succession and Management development. The Chief Executive Officer will make available to the Board his recommendations and evaluations of potential successors.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions in order to promote open discussion among the independent directors. Non-independent directors and management are not present during these independent director executive sessions. Such sessions occur on at least a quarterly basis. The Chairperson of the Corporate Governance and Nominating Committee, or another designated independent director, is the presiding director for each executive session of independent directors.

Board Access to Management and Professional Advisors

Directors have full access to officers and employees of the Company. The Board also encourages management to schedule presentations at Board of Directors meetings by managers who can provide additional insight into the items being discussed because of personal involvement in these areas. The Company’s primary outside attorneys, independent registered public accounting firm and internal auditors are available to consult with the Board of Directors. Each committee of the Board may obtain advice and assistance from internal and external advisors.

Code of Conduct

The Board of Directors expects directors, officers, and employees to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s “Business Conduct and Ethics Policy,” which sets out basic principles for all directors, officers, and employees of the Company. This policy, which is posted on the Company’s website: www.respironics.com, describes the Company’s policies with respect to compliance with laws, rules, and regulations; conflicts of interest; unauthorized use of corporate funds and assets; accuracy of books, records, and public statements; insider trading; competition and fair dealing; discrimination and harassment; and confidentiality, among other things. Any waiver of the Company’s “Business

Conduct and Ethics Policy” for directors, officers, or senior financial officers may be made only by the Board of Directors or one of its committees and will be promptly disclosed to the extent required by law or regulation.

Reporting of Concerns to the Audit Committee

The Audit Committee has established procedures to enable anyone who has a concern about the Company’s conduct, or any employee who has a complaint about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern to the Audit Committee. Such communication may be confidential or anonymous, and may be made using the ethics line listed in the Company’s “Business Conduct and Ethics Policy” or in writing to the Company’s General Counsel or to the Audit Committee. The Company’s procedures for handling complaints or concerns, including the means the Company communicates such matters to the Audit Committee, is disclosed in the Company’s “Whistleblower Policy,” which is posted on the Company’s website: www.respironics.com.

Shareholder Communications with Members of the Board of Directors

Shareholders may communicate directly with the Company’s Board of Directors or any individual director by writing to the Board of Directors, or the individual director, sent in care of the Secretary of the Company, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668. All such communications will be compiled by the Secretary and submitted to the Board of Directors or the individual director at the next regularly scheduled meeting of the Board of Directors.

Board Member Attendance at Annual Meeting of Shareholders

It is the Company’s longstanding policy that, absent exceptional circumstances, all members of the Company’s Board of Directors attend the Annual Meeting of Shareholders. Requests for attendance waivers are required to be approved in advance by the Chairman of the Board of Directors. All of the then current members of the Company’s Board of Directors attended the 2003 Annual Meeting of Shareholders.

Stock Ownership Guidelines

The Company believes it is important that the interests of its directors be aligned with the interests of its shareholders; accordingly, each director is required to comply with the Company’s stock ownership guidelines. The ownership of a substantial amount of the Company’s stock is not in itself a basis for a director to be considered as not independent, provided that it may preclude participation on the Audit Committee if the director is the beneficial owner, directly or indirectly, of 10% or more of voting equity securities of the Company.

Directors are required to be holders of the Company’s stock in an amount equal to at least $100,000. For purposes of this policy, stock options or shares that may be issued at a later date under any of the Company’s equity compensation plans are not considered to be director stock holdings. A determination of the value of each director’s stock holdings is made annually at the time of the Company’s Annual Shareholders Meeting. For purposes of determining the value of a director’s stock holdings, the greater of the purchase price or the price at the time of determination is used. Directors may accumulate the appropriate amount of the Company’s stock over a five-year period, beginning upon a director’s election to the Board of Directors. The Corporate Governance and Nominating Committee may grant a hardship exemption from this policy to directors, as it determines is necessary.

Pre-Approval of Related Party Transactions

The Company’s Audit Committee (or another duly authorized independent committee, collectively referred to herein as the “Committee”) reviews and approves in advance all “related party transactions” (as such term is defined by the disclosure requirements set forth in Item 404 of Regulation S-K of the Exchange Act) in excess of $60,000 in which a member of the Board of Directors, an executive officer, or a 5% shareholder or member of their immediate family has a direct or indirect material interest. For these purposes, immediate family members include such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Indirect interests include those arising from the reporting person’s other business relationships, including acting as a director, executive officer, or shareholder/partner of an entity that is entering into a contractual relationship with the Company. Beginning September 1, 2004, Fidelity Investments will provide investment and record keeping services for the Respironics, Inc. Retirement Savings Plan and record keeping services for the Company’s stock option plans (the “Plans”). Fidelity Management & Research Co., which is affiliated with Fidelity Investments, is a holder of more than 5% of the Company’s outstanding common shares, as disclosed in the “Other Beneficial Owners” section of this Proxy Statement. The Company’s Audit Committee pre-approved Fidelity Investments as the administrator of the Plans, for an annual fee of up to approximately $75,100. The Company does not believe this relationship represents a conflict of interest. Fidelity Investments is the largest privately held investment management firm in the country, and is known for its commitment to customer service and technology. It is a leading provider of investment management, record keeping and investment education services. Fidelity’s advanced technology, resources and personalized approach to customer service will allow the Company’s employees to make easy, efficient, and informed choices about their retirement savings.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Each member of the Audit Committee is an independent member of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that Mr. Dewberry is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, NASDAQ and any other governmental or regulatory body; (b) the Company’s systems of internal controls regarding finance, accounting, legal compliance (including disclosure controls and procedures and internal control over financial reporting) and ethics that Management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, which the Audit Committee reviews on at least an annual basis. The Audit Committee Charter is posted on the Company’s website: www.respironics.com and is set forth as Exhibit A to this Proxy Statement. As described in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Appoint, retain and appraise the audit efforts of the Company’s independent registered public accounting firm, determine the compensation to be paid to the Company’s independent registered public accounting firm, review and approve all services to be performed by the Company’s independent registered public accounting firm, and serve as the point of contact for reports to be made by the independent registered public accounting firm concerning the Company’s critical accounting policies and practices and other communications relating to the Company’s financial matters. The independent registered public accounting firm reports to the Audit Committee.

•	Review activities, organizational structure, and qualifications of the internal audit department. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department.

•	Provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal audit department, and the entire Board of Directors.

•	Establish procedures to receive and respond to employees’ and others’ complaints and concerns regarding the Company’s accounting and auditing matters.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. As part of its efforts to carry out its responsibilities, the Audit Committee met nine times during fiscal year 2004.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for the 2004 fiscal year, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. In overseeing the preparation of the Company’s financial statements, the Audit Committee met with Ernst & Young, both with and without Company management, to review and discuss the Company’s annual financial statements prior to their issuance and to discuss significant accounting issues. Additionally, the Audit Committee met with Ernst & Young and management prior to the issuance of the Company’s quarterly financial statements. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (“Communication With Audit Committees”) as amended by SAS No. 90 and other professional standards and SEC rules governing auditor communication with Audit Committees.

Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and the Audit Committee discussed with Ernst & Young that firm’s independence. The Audit Committee also concluded that Ernst & Young’s provision of audit and non-audit services, as described in the next section, to the Company is compatible with Ernst & Young’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2004 fiscal year and selected Ernst & Young as the independent registered public accounting firm for the Company for the 2005 fiscal year.

Independent Registered Public Accounting Firm Fees

In addition to retaining Ernst & Young to audit the Company’s consolidated financial statements for the 2004 fiscal year, the Company retained Ernst & Young, as well as other accounting firms, to provide other auditing and advisory services in 2004. The Audit Committee understands the need for Ernst & Young to maintain objectivity and independence in its audit of the Company’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, the Audit Committee has restricted the non-audit services that Ernst & Young may provide to the Company, and has determined that the Company would obtain even these non-audit services from Ernst & Young only when the services offered by Ernst & Young are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the Audit Committee’s goal that the fees that the Company pays Ernst & Young for non-audit services should not exceed the audit fees paid to Ernst & Young, a goal that the Company achieved in 2004.

The Audit Committee has also adopted policies and procedures for pre-approving all services provided by Ernst & Young. On an annual basis when the Audit Committee appoints Ernst & Young as auditor, it pre-approves the annual fees for: financial statement audit services, including statutory audits at certain of the

Company’s international subsidiaries and audits of certain of the Company’s employee benefit plans; internal control reviews; and reviews and procedures that the Company requests Ernst & Young to undertake to provide assurances of accuracy on matters not required by laws or regulations. On an annual basis, the Audit Committee also provides general pre-approval of fees for certain categories of tax services including: tax assistance and compliance services, tax return reviews and audit defense, tax optimization strategies (on a limited basis), and miscellaneous tax support. In conjunction with the annual pre-approval of Ernst & Young’s audit and non-audit services, the Audit Committee sets a specific annual limit on the amount of such services (within each of the aforementioned categories) that the Company would obtain from Ernst & Young. The Audit Committee requires Management to report the specific engagements to the Audit Committee on a quarterly basis and to obtain specific pre-approval from the Audit Committee for any new engagement over $10,000 individually and $50,000 in the aggregate. The Audit Committee may delegate pre-approval authority for specific engagements to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young in 2004 and 2003 for these various services were:

Type of Engagement	2004 (A)	2003
Audit fees	$464,000	$398,000
Audit-related fees	143,000	13,000
Tax fees	206,000	727,000
All other fees	—	—

Total	$813,000	$1,138,000

(A) – The	Audit Committee approved 100% of Ernst & Young’s fees for the 2004 fiscal year in accordance with the aforementioned policies.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid Ernst & Young for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements such as statutory audits required internationally, consents, and accounting and financial reporting consultation and research billed as audit services. Included in “audit fees” for the 2004 fiscal year are fees for statutory audits at recently acquired international subsidiaries. “Audit-related fees” are fees for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements, including audits of the annual financial statements of the Company’s employee benefit plans and assistance with the Company’s compliance under Section 404 of the Sarbanes-Oxley Act of 2002. “Tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. Of the total “tax fees” rendered during fiscal year 2004 and 2003, $193,000 and $222,000, respectively, were related to tax compliance matters, including reviews of the Company’s income tax returns, assistance during tax examinations, and reviewing the ongoing compliance of the Company with respect to previous tax optimization strategies.

The Audit Committee has adopted restrictions on hiring by the Company of any Ernst & Young partner or associate having responsibility for providing audit assurance on any aspect of their audit of the Company’s financial statements. The Audit Committee also requires key Ernst & Young partners assigned to the Company’s audit to be rotated at least every five years.

MEMBERS OF THE AUDIT COMMITTEE

Joseph C. Lawyer, Chairperson

J. Terry Dewberry

Sean C. McDonald

REPORT OF THE COMPENSATION COMMITTEE

Introduction

Decisions regarding compensation of the Company’s executive officers are generally made by the Board’s Compensation Committee, which is comprised entirely of independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. All decisions of the Compensation Committee relating to the total compensation of the Company’s executive officers are reviewed and/or approved by the non-employee members of the Board of Directors. Set forth below is a report submitted by the members of the Board’s Compensation Committee addressing the Company’s compensation policies for fiscal year 2004 as they affected executive officers of the Company, including Mr. Miclot, the Company’s President and Chief Executive Officer; Mr. Liken, the current Vice Chairman and former President and Chief Executive Officer for a portion of fiscal year 2004; and Messrs. Reynolds, Bevevino, Post, and Fulton, the four executive officers other than Mr. Miclot who were, for fiscal year 2004, the Company’s most highly compensated executive officers.

Compensation

The Company’s executive officers’ and key employees total compensation program consists of a base salary component, a variable cash component providing the potential for annual Performance and Profit Sharing bonuses based on overall Company performance, divisional and individual performance, and a component providing the opportunity to earn stock options linking the employee’s long-term financial rewards to that of the Company’s shareholders.

Base Salary Cash Compensation Component

Executive Officers are compensated within ranges that are generally based on similar positions in comparable companies. Comparable companies are selected based on size, operational success, products marketed, customers and markets served, and geographic distribution. In addition, the Company participates in compensation surveys and receives summary compensation survey information from these and other sources.

The methodology used to determine guidelines for compensation was a matching of each executive’s responsibilities to a comparable position described in the surveys. Based on this matching, each executive’s compensation was compared to the corresponding compensation of comparable executives in the surveys. Cash compensation was established based on the individual performance of the executive given his/her responsibilities within a specific position and the relationship of the current compensation to the appropriate percentile for the most comparable position available within the surveys.

The level of compensation is based on a combination of years of experience and performance. An executive officer’s performance is based on how well he/she meets their respective business plan or other objectives. These objectives are established for the individual through a Company-wide process, insuring compatibility of objectives among associates, reviewing performance against objectives and recognizing the accomplishment of these objectives. The Board of Directors establishes and reviews the objectives of the Chief Executive Officer, and the Board also assesses the Chief Executive Officer’s performance compared to these objectives. The compensation of all executive officers is reviewed annually in August, with any changes taking effect in September, and are reflective of Company performance, economic conditions, market compensation trends and individual performance. The relative weight of each of these factors in determining salary increases varies for each annual salary determination. There is no fixed weighting. However, in the past, the factors that have generally had the greatest influence on salary increases have been (in decreasing significance) Company and, individual performance, compensation trends in the market and general economic conditions.

Variable Compensation Components

The Company’s Performance Bonus Program is designed primarily to give eligible associates an opportunity to share in the collective success of the Company. Executive officers participate in this program and are eligible to receive a specified percentage (of up to 50%, with the exception of certain executive officers who can receive up to 70%) of their base pay as an annual bonus contingent on pre-established financial criteria. The criteria for this bonus is a combination of both the financial performance of the Company’s divisions, individually, and the Company as a whole, with the weighting of division and Company performance varying based on the executive officer’s primary job responsibilities. If the Company does not achieve 100% of its annual net income per share plan, no bonus is payable for the portion of the bonus that is based on Company performance. Performance bonuses are generally paid within 90 days after the end of each fiscal year.

The Company’s Profit Sharing Program is designed primarily to give all associates an opportunity to share in the collective success of the Company. These bonuses are paid to the extent that the Company exceeds its annual net income per share plan. Executive officers participate in this program and can receive annual bonuses of up to 10% of their base pay, with the potential for larger payouts based on the degree to which the Company exceeds its annual net income per share plan. Profit Sharing bonuses are generally paid within 90 days after the end of each fiscal year.

Stock Option Component

The primary purpose of granting stock options is to link the executive officers’ long-term financial rewards to that of the stockholders of the Company. The Compensation Committee determines the exercise price of stock options at the time the option is granted, but may not be less than the fair market value of the Company’s Common Stock as of the date of grant. Options generally become exercisable commencing a minimum of 12 months from the date of grant and are exercisable for a maximum period of 10 years, as outlined in the plan document, and all options have vesting periods of generally not less than four years.

The Stock Option Committee awarded stock options to 190 of the Company’s employees during fiscal year 2004. The following table sets forth the total number of shares of Common Stock for which stock options have been awarded to the persons and groups listed below under the Respironics, Inc. 2000 Stock Incentive Plan for the last completed fiscal year ended June 30, 2004:

Employee Group	Number of Options
All current executive officers, as a group	372,500
All current directors who are not executive officers, as a group	45,500
All employees other than executive officers and directors, as a group	379,400

CEO Compensation

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and recommends to the independent directors on the Board the CEO’s compensation levels based on this evaluation (including the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, in each case as, when and if appropriate, and any special or supplemental benefits). In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s overall performance, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and such other factors as the Compensation Committee determines to be appropriate. The CEO is not present during the deliberation of his compensation. The Compensation Committee believes that Mr. Miclot’s current compensation, as reflected in the “Executive Compensation” section of this Proxy Statement, is consistent with the aforementioned objectives.

MEMBERS OF THE COMPENSATION COMMITTEE

John C. Miles II (Chairperson)

Douglas A. Cotter Ph.D.

Donald H. Jones

MATTERS TO BE ACTED UPON

1.    ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the restated certificate of incorporation of the Company, has determined that the number of directors constituting the full Board of Directors will be twelve at the present time.

The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 2004 Annual Meeting of Shareholders, with each director so elected to hold office until the 2007 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

On August 25, 2004, the Board of Directors approved the creation of an ad hoc committee comprised solely of independent directors who are not standing for reelection at the 2004 Annual Meeting and who have served on the Board, namely J. Terry Dewberry, Joseph C. Lawyer and John C. Miles, to make recommendations to the Board with respect to the nomination of persons to be elected as directors at the 2004 Annual Meeting. This ad hoc committee was created because the terms of two members of the Corporate Governance and Nominating Committee, Ms. Littell and Dr. Cotter, were expiring and they would be expected to stand for reelection to the Board at the Annual Meeting, and the third member, Ms. Mangum, recently joined the Board. The Board of Directors, through this ad hoc committee, has nominated Douglas A. Cotter Ph.D., Gerald E. McGinnis, Craig B. Reynolds, and Candace L. Littell for reelection to the Board for the class of 2007, and each of them has agreed to serve if elected. In reaching its determinations with respect to nominations, the ad hoc committee followed the applicable provisions of the Corporate Governance and Nominating Committee Charter and the policies and procedures described elsewhere in this proxy statement. The Board of Directors recommends that the shareholders vote “FOR” the election of the four persons nominated to the Board of Directors. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as will be designated by the Board of Directors.

Information concerning those nominees for director (class of 2007) and the other directors who will continue in office after the meeting (classes of 2005 and 2006) is set forth below.

Name	Position with the Company
Class of 2007
Douglas A. Cotter Ph.D.	Director (1)
Gerald E. McGinnis	Advanced Technology Officer and Chairman of the Board
Craig B. Reynolds	Executive Vice President, Chief Operating Officer and Director
Candace L. Littell	Director (1)

Class of 2006
Joseph C. Lawyer	Director (1)
Sean C. McDonald	Director (1)
Mylle H. Mangum	Director (1)
John C. Miles II	Director (1)

Class of 2005
J. Terry Dewberry	Director (1)
Donald H. Jones	Director (1)
James W. Liken	Vice Chairman of the Board
John L. Miclot	President, Chief Executive Officer and Director

(1)	These directors are independent directors under the requirements set forth in the NASD Market Place Rules.

Douglas A. Cotter, Ph.D.

Private Investor

Dr. Cotter, age 61, is a private investor. He has been a director of the Company since February 1989. From 2000 to 2002, Dr. Cotter was a Senior Vice President of Leerink Swann and Company, an investment banking firm focusing on life science and medical corporations. From April 1998 to July 2000 and from 1985 to 1996, Dr. Cotter was President of Healthcare Decisions, Inc., a health care and biotechnology consulting firm specializing in corporate development and acquisitions. Between April 1996 and March 1998, Dr. Cotter was Vice President of Decision Resources, a consulting firm specializing in the health care industry (primarily pharmaceuticals). For nineteen years prior to joining Healthcare Decisions, Dr. Cotter was employed by Corning Glass Works, where he held positions in research, product development and clinical information systems.

J. Terry Dewberry

Private Investor

Mr. Dewberry, age 60, is a private investor. He has served as a director of the Company since the completion of the merger between the Company and Healthdyne Technologies, Inc. (“Healthdyne”) on February 11, 1998. From March 1992 until March 1996, Mr. Dewberry was Vice Chairman of Healthdyne, Inc. From 1984 to 1992, Mr. Dewberry served as President and Chief Operating Officer, and Executive Vice President of Healthdyne, Inc.

Donald H. Jones

Chairman, Triangle Capital Corporation

Mr. Jones is 67 years old. He has been a director of the Company since May 1996. Currently, Mr. Jones serves as chairman of Triangle Capital Corporation, an investment banking and management firm. From 1990 to 1996, Mr. Jones served as Chairman of IndustryNet, an online electronic commerce company linking business-to-business buyers and sellers through electronic networks including the Internet. Mr. Jones founded IndustryNet in 1990. In 1996 IndustryNet, together with a subsidiary of another large corporation, was merged into Nets, Inc. Mr. Jones was not an executive officer of Nets, Inc., which filed for bankruptcy under Chapter 11 in May 1997. In 1982 Mr. Jones launched International Cybernetics Corporation (“ICC”), a developer of advanced factory automation control systems. In 1985 Mr. Jones merged ICC into the Industrial Automation Systems Division of Gould Electronics Inc. (“Gould”) and he became Vice President of Business Development for Gould. In 1988 the division was sold to AEG, a West German based multinational company and Mr. Jones ceased to be an officer.

Joseph C. Lawyer

Vice Chairman, Reunion Industries Inc.

Mr. Lawyer is 59 years old. He has been a director of the Company since 1994. Since May 2000, Mr.Lawyer has served as Vice Chairman of Reunion Industries, Inc. (“Reunion”) which designs, manufactures and markets a broad range of fabricated and machined parts and products and also manufactures high volume, precision plastic parts. Mr. Lawyer served as President and Chief Executive Officer of Reunion from March 2000 until his retirement from that position in May 2000. He has also been a Director of Reunion since March 2000. From 1988 through March 2000, he was President, Chief Executive Officer and a Director of Chatwins Group, Inc. (“CGI”) that merged with Reunion in March 2000. From 1986 to 1988 he was President, Chief Executive Officer and a Director of CP Industries, a predecessor company of CGI. Prior thereto, he held various operations, marketing, sales, finance and strategic planning positions for U.S. Steel Corporation for 17 years.

James W. Liken

Vice Chairman

Mr. Liken is 55 years old. He has served as a director of the Company since January 1999. From August 1999 until December 1, 2003 Mr. Liken served as President and Chief Executive Officer of Respironics. He is

currently employed by the Company and serves as Vice Chairman of the Board of Directors. Mr. Liken was President and owner of Liken Home Medical, Inc. from 1990 until he sold that business in July 1998. Mr. Liken was a private investor from July 1998 until August 1999. In addition, Mr. Liken was a consultant to the Company from July 1998 until January 1999. Mr. Liken has been active in the home medical business since 1971, serving in management and ownership capacities for several predecessor companies to Liken Home Medical, Inc. Mr. Liken served on the Board of Directors of the National Association for Medical Equipment Services (NAMES) from 1984 to 1998 and was the Chairman of that Board from 1987 to 1989 and again from 1997 to 1998. Mr. Liken also continues to serve on the Board of the American Association of Homecare.

Candace L. Littell

President, Littell Group, Inc.

Ms. Littell is 47 years old. She has served as a director of the Company since 1999. She previously served as a director of the Company in 1997. From January 1995 through January 1998, and again since September 1999, she has been the President of Littell Group Inc., a consulting firm headquartered in Virginia, specializing in healthcare reimbursement strategy for medical technology companies. During the period from February 1998 through August 1999, Ms. Littell served as Senior Health Policy Advisor to the Health Industry Manufacturers Association (“HIMA”), where she advised the association’s membership and executive management on health care financing developments affecting the medical technology industry. Between 1992 and 1994, Ms. Littell was Executive Director of the Health Care Technology Institute, a privately funded organization where she oversaw the development of research related to the impact on the economy of the medical technology industry. From 1989 through 1991, she served as Vice President of Payment and Policy of HIMA.

Gerald E. McGinnis

Chairman of the Board and Advanced Technology Officer

Mr. McGinnis is 70 years old. He has been a director of the Company since 1976 and Chairman of the Board since November 1994. Mr. McGinnis continues to be employed by the Company and on June 30, 2004, he was appointed to the position Advanced Technology Officer. He served as Chief Executive Officer of the Company between 1977 and 1994. Prior to 1976, Mr. McGinnis was President of Lanz Medical Products Corporation, the predecessor to the Company. From 1971 to 1975, Mr. McGinnis also served on the staff of the Critical Care Department, Presbyterian University Hospital, Pittsburgh, where he participated in various medical engineering programs seeking the application of technology to medical care. Prior thereto, Mr. McGinnis was head of the Surgical Research Department at Allegheny General Hospital, Pittsburgh, for two years and for eleven years he was employed at the research and development laboratory of Westinghouse Electric Corporation. At Westinghouse he served six years as the Manager of the Bio-Engineering Department and headed the medical product development activities.

Sean C. McDonald

President and CEO, Precision Therapeutics

Mr. McDonald is 44 years old. He has been a director of the Company since 2000. Mr. McDonald is the President and Chief Executive Officer of Precision Therapeutics, Inc., a biomedical company providing comprehensive, personalized cancer management information, a position he has held since January 2001. From July 1999 to September 2000, he served as Group President of the Automation Group of McKessonHBOC, a diversified Fortune 100 healthcare company. From April 1996 through June 1999, Mr. McDonald served as President of the Automated Healthcare Division of McKesson Health Systems, a successor company to Automated Healthcare, Inc., which Mr. McDonald founded in 1990. Automated Healthcare, Inc. was acquired by McKessonHBOC in April 1996. For ten years prior to founding Automated Healthcare, Inc., Mr. McDonald held engineering and engineering management positions with divisions of Westinghouse Electric Corporation.

Mylle H. Mangum

Chief Executive Officer of IBT

Ms. Mangum is 55 years old and was appointed to the Respironics Board of Directors on May 26, 2004. Ms. Mangum has served as Chief Executive Officer of IBT (International Banking Technologies) since October 2003. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President—Global Payment Systems and Senior Vice President—Expense Management and Strategic Planning for Carlson Wagonlit Travel Holdings, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director—Corporate Planning and Development from 1986 to 1992. She is also a Director of Barnes Group Inc., Emageon, Inc., Payless ShoeSource, Inc., Scientific-Atlanta, Inc. and Haverty Furniture Companies, Inc.

John L. Miclot

President and CEO, Respironics

Mr. Miclot is 45 years old. He was appointed to the Respironics Board of Directors in May 2003 and to the position of President and Chief Executive Officer in December 2003. Prior to his appointment, Mr. Miclot served as Executive Vice President and Chief Strategic Officer between October 2002 and December 2003. Prior to that, he served since July 1999 as president of Respironics’ Homecare division. He joined the Company in February 1998 as Group Vice President—Sleep Disorders after the Company’s merger with Healthdyne Technologies. In August 1998, in addition to his Group Vice President role, he acquired the added responsibility of Vice President—Sales and Marketing. Mr. Miclot has over 20 years of experience in the medical device industry. Prior to joining Respironics, he served as Senior Vice President, Sales and Marketing of Healthdyne. Prior to joining Healthdyne, Mr. Miclot held positions with companies such as Baxter International, Medex and Ohmeda/BOC, where he assumed roles of increasing responsibility and ultimately served as Vice President—International, Marketing and Services. Mr. Miclot also continues to serve on the Board of Directors of Medwave, Inc., which manufactures, develops, and sells non-invasive blood pressure measurement and monitoring systems and related technologies. Mr. Miclot has held this position since 2002. He is also a member of the Young President’s Organization.

John C. Miles II

Chairman, DENTSPLY International

Mr. Miles is 62 years old. He has been a director of the Company since February 2002. Mr. Miles is the Chairman of the Board of Dentsply International, Inc. (“Dentsply”), the world’s largest manufacturer of dental products. Mr. Miles served as Dentsply’s Chief Executive Officer from January 1996 to January 2004 and as the Chairman of its Board of Directors since May 1998. Mr. Miles is also currently serving as a director of the American Dental Trade Association and Inamed Corporation.

Craig B. Reynolds

Executive Vice President and COO, Respironics

Mr. Reynolds is 56 years old. He has been a director of the Company since the completion of the merger between the Company and Healthdyne on February 11, 1998. Prior to joining the Company, Mr. Reynolds served as President of Healthdyne from January 1987 until completion of the merger with the Company and served as Chief Executive Officer starting in 1993. Previously, he served as President of the Healthdyne Cardiovascular Division of Healthdyne, Inc. from January 1985 to December 1986 and as Vice President of Business and Technology Development of the Technologies Division of Healthdyne, Inc. from January 1981 to December 1984.

2.    SELECTION OF AUDITORS

The Audit Committee has selected the independent registered public accounting firm of Ernst & Young as the auditors to examine the consolidated financial statements of the Company for fiscal year 2005. The Board of Directors recommends that the shareholders vote “FOR” ratification of the appointment of Ernst & Young. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

Ernst & Young has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.    OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

Under Delaware law, the four nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for ratification of the selection of Ernst & Young. The aggregate number of shares for which a vote “For”, “Against” or “Abstain” is made is counted for the purpose of determining the minimum number of affirmative votes required for approval, and the total number of votes cast “For” approval is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a shareholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote “Against” the matter. If a broker or similar nominee limits on a proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on the proposal, such broker “non-votes” will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid in fiscal years 2004, 2003, and 2002 to the Chief Executive Officer of the Company during the fiscal year ended June 30, 2004, including Mr. Liken, who was Chief Executive Officer for a portion of fiscal year 2004, and the four highest paid executive officers other than the Chief Executive Officer (the “named officers”) for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended June 30, 2004.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All other Compensation ($) (C)
					Awards		Payouts
		Salary ($) (A)	Bonus ($) (A)	Other Annual Compensation ($) (B)	Restricted Stock Awards	Securities Underlying Options/ SAR’s (#)	LTIP Payouts ($)
John L. Miclot	2004	430,769	456,800	—	—	140,000	—	73,500
President and Chief	2003	330,973	200,000	—	—	40,000	—	49,202
Executive Officer	2002	291,622	92,197	—	—	30,000	—	54,207
James W. Liken	2004	600,000	250,000	—	—	12,500	—	87,000
Vice Chairman; former President and	2003	536,538	600,000	—	—	50,000	—	73,500
Chief Executive Officer	2002	247,692	75,000	—	—	40,000	—	76,529
Craig B. Reynolds	2004	409,135	315,478	—	—	45,000	—	63,330
Executive Vice President,	2003	361,924	275,000	—	—	45,000	—	57,123
Chief Operating Officer	2002	317,812	51,000	—	—	30,000	—	68,690
Daniel J. Bevevino	2004	279,692	205,560	—	—	40,000	—	42,180
Vice President,	2003	237,549	209,000	—	—	40,000	—	35,702
Chief Financial Officer	2002	203,006	33,003	—	—	25,000	—	30,672
William J. Post	2004	287,308	171,300	—	—	50,000		69,166
President—Homecare (D)	2003	270,358	155,000	—	—	50,000		41,956
Steven P. Fulton	2004	249,595	146,085	—	—	20,000	—	39,210
Vice President,	2003	218,197	158,000	—	—	20,000	—	33,296
General Counsel	2002	194,970	30,328	—	—	20,000	—	39,161

(A)	This column represents base salary and includes tax deferred Section 401(k) contributions under the Company’s Retirement Savings Plan and supplemental executive retirement plan contributions.

(B)	The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any named officer equals or exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus. The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the named officers for any of the years covered in the table.

(C)	The amounts in this column for 2004 represent the following: matching contributions under the Company’s Retirement Savings Plan (Mr. Miclot, $6,000; Mr. Liken, $6,000; Mr. Bevevino, $6,000; Mr. Post, $6,000; and Mr. Fulton, $6,000); supplemental executive retirement plan contributions made on the executive officer’s behalf (Mr. Miclot, $67,500; Mr. Liken, $81,000; Mr. Reynolds, $54,000; Mr. Bevevino, $36,180; Mr. Post, $37,800; and Mr. Fulton, $33,210); reimbursement of interest incurred on a loan by a commercial bank (Mr. Reynolds, $9,330); and reimbursement of relocation expenses (Mr. Post, $25,366).

(D)	Mr. Post became an executive officer of the Company in October 2002.

STOCK OPTIONS

The following table sets forth information concerning stock option grants made to the named officers during the fiscal year ended June 30, 2004. The Company has not granted any stock appreciation rights (“SAR’s”) to any of the named officers or any other officers or employees of the Company.

Name	Number of Securities Underlying Options Granted (#) (A)	% of Total Options granted to employees in fiscal year	Exercise Price per Share (B)	Expiration Date	5%	10%
John L. Miclot	40,000	5%	$40.68	August 26, 2013	$1,023,383	$2,593,438

	100,000	14%	$45.90	November 30, 2013	2,886,796	7,315,663

	140,000	19%			$3,910,179	$9,909,101

James W. Liken	12,500	2%	$40.68	August 26, 2013	$319,807	$810,449

Craig B. Reynolds	45,000	6%	$40.68	August 26, 2013	$1,151,306	$2,917,618

Daniel J. Bevevino	40,000	5%	$40.68	August 26, 2013	$1,023,383	$2,593,438

William J. Post	50,000	7%	$40.68	August 26, 2013	$1,279,229	$3,241,798

Steven P. Fulton	20,000	3%	$40.68	August 26, 2013	$511,692	$1,296,719

(A)	Options granted in 2004 are exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% of the option shares becoming exercisable on each successive anniversary date, with all option shares exercisable on the fourth anniversary date. Under the terms of the Company’s stock option plans, this exercise may be accelerated in certain specific situations.

(B)	Under the terms of the Company’s stock option plans, there are no provisions that permit these options to be repriced other than to reflect stock splits, stock dividends, or similar events.

The following table sets forth information concerning the stock option exercises by the named officers during the fiscal year 2004 and the unexercised stock options held at June 30, 2004 by the named officers.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at June 30, 2004	Value of Unexercised In- the-Money Options at June 30, 2004 (2)
			Exercisable/Unexercisable	Exercisable /Unexercisable
John L. Miclot	57,500	$1,806,659	0 / 192,500	$0 / $3,468,984

James W. Liken	209,602	$8,715,000	162,998 / 77,500	$7,053,684 / $2,007,359

Craig B. Reynolds	101,250	$2,787,110	0 / 103,750	$0 / $2,472,343

Daniel J. Bevevino	31,499	$698,052	0 / 87,501	$0 / $2,020,120

William J. Post	25,000	$481,500	12,500 / 112,500	$325,938 / $2,517,188

Steven P. Fulton	11,063	$330,178	46,882 / 50,000	$1,727,310 / $1,204,781

(1)	Represents the amount by which the fair market value of the shares acquired on exercise at the exercise date exceeded the exercise price of such shares.

(2)	Represents the amount by which the fair market value of the shares covered by the stock options on June 30, 2004 ($58.75 per share) exceeded the exercise price of such options.

The Company has not adjusted or amended the exercise price of stock options previously awarded to any of the named executive officers, whether through amendment, cancellation or replacement grants, or any other means during the 2004, 2003, or 2002 fiscal years.

Information about the Company’s equity compensation plans as of June 30, 2004 is summarized in the following table:

	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,498,000	$31.83	2,325,000
Equity compensation plans not approved by security holders (a)	121,000	$25.89	—

Total	2,718,000	$31.55	2,325,000

(a)	Represents stock options and warrants issued by companies that were acquired by Respironics, prior to the date of acquisition.

Employment Agreements and Other Transactions

On October 2, 2003, the Company announced that Mr. Miclot had been elected to the position of President and Chief Executive Officer of the Company, effective December 1, 2003, and that Mr. Liken would assume the newly created position of Vice Chairman of the Board of Directors. In connection with his election, Mr. Miclot entered into a new Employment Agreement with the Company, which was effective December 1, 2003. Under the new Employment Agreement, Mr. Miclot is employed as the President and Chief Executive Officer of the Company for a three-year term ending November 30, 2006. The term of the new Employment Agreement is automatically extended each year for one additional year absent notice by either party. The new Employment Agreement provides for a base salary of $500,000 per year (subject to annual adjustment), plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. In connection with execution of the new Employment Agreement, Mr. Miclot received a one-time grant of stock options to acquire 100,000 shares of the Company’s Common Stock effective December 1, 2003 pursuant to the Company’s 2000 Stock Incentive Plan. Prior to Mr. Miclot’s election to the position of President and Chief Executive Officer, Mr. Miclot’s employment in various Executive Vice President and Vice President positions was in accordance with the terms of an Employment Agreement that was originally effective on February 11, 1998. That agreement was effective through February 10, 2001 and automatically extended each year for an additional year, absent prior notice by either Mr. Miclot or the Company. The Agreement provided for a base salary of $203,679 for Mr. Miclot (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Effective October 1, 1999 and as subsequently amended on August 26, 2002, the Company entered into an Employment Agreement with Mr. Liken providing for his employment as President and Chief Executive Officer of the Company for an initial term ending on September 30, 2004 absent prior notice by either the Company or Mr. Liken at the end of the initial term. The Agreement as amended provided for a base salary of $500,000 per year effective as of February 1, 2002 (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. On July 20, 2004, the Company and Mr. Liken agreed not to extend the term of Mr. Liken’s employment under the Employment Agreement beyond September 30, 2004. In consideration of this amendment, the Company agreed to pay Mr. Liken $50,000 upon signing an amended employment contract and to pro-rate Mr. Liken’s annual bonus for the 2004 fiscal year such that Mr. Liken’s annual bonus target was $250,000. Commencing simultaneously with the expiration of Mr. Liken’s original employment term on September 30, 2004, Mr. Liken will remain an employee of the Company for a period of 24 months after September 30, 2004. Mr. Liken will perform general advisory duties and be compensated $75,000 per year, subject to adjustment as agreed by the Company and Mr. Liken. Mr. Liken will also participate in certain of the Company’s benefit programs during this extended term.

Effective February 11, 1998, the Company entered into Employment Agreements with Mr. Reynolds providing for his employment as Senior Vice President (now Executive Vice President and Chief Operating Officer) for a three year term ending February 10, 2001. The Agreement is automatically extended each year for an additional year, absent prior notice by either party. The Agreement provides for base salaries of $251,538 for Mr. Reynolds (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. Effective August 16, 2000, Mr. Reynolds’ Employment Agreement was amended to, among other things, provide for the payment to Mr. Reynolds of an amount equal to 150% of his then current base salary upon the expiration of the Employment Agreement or the termination of the Employment Agreement by the Company or Mr. Reynolds for any reason. Such amount is generally payable over a two-year period beginning on the date of expiration or termination of the Agreement. As part of the amendment, Mr. Reynolds agreed to forego certain rights under his Employment Agreement. Mr. Reynolds is also entitled to certain benefits pursuant to a defined benefit plan that was maintained by Healthdyne. The estimated annual benefit payable to Mr. Reynolds under this plan, assuming retirement at age 65, is approximately $66,000. This benefit will be reduced by Social Security and other Company retirement benefits paid to Mr. Reynolds after retirement.

Effective September 1, 2000, the Company entered into an Employment Agreement with Mr. Bevevino providing for his employment as Vice President and Chief Financial Officer for a three year term ending August 31, 2003. The Agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreement provides for a base salary for Mr. Bevevino of $178,048 per year (subject to annual adjustment), plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Effective October 8, 2001, the Company entered into an Employment Agreement with Mr. Post providing for his employment as Senior Vice President—Homecare. The Agreement provides for a base salary of $260,000 per year (subject to annual adjustment) plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company. Effective October 21, 2002, the Company amended its Employment Agreement with Mr. Post to extend his term of employment to October 7, 2004 and to change his title to President—Homecare. The Agreement is automatically extended each year for an additional year, absent prior notice by either party.

Effective September 1, 2000, the Company entered into an Employment Agreement with Mr. Fulton providing for his employment as Vice President and General Counsel for a three year term ending September 1, 2003. The Agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreement provides for a base salary for Mr. Fulton of $175,744 per year (subject to annual adjustment), respectively, plus participation in the Company’s benefit and incentive plans on a basis comparable with other executives in the Company.

Executive Officers

The executive officers of the Company, other than those who also serve as directors and are described in the preceding pages, are Daniel J. Bevevino, 44, Vice President and Chief Financial Officer; Steven P. Fulton, 45, Vice President and General Counsel; Susan A. Lloyd, 55, Vice President—Respiratory Drug Delivery; William J. Post, 54, President—Homecare; Geoffrey C. Waters, 54, President—International; and Paul L. Woodring, 64, President—Hospital.

Daniel J. Bevevino

Vice President and CFO, Respironics

Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. From 1990 to 1994 Mr. Bevevino served as Controller. In November of 1994, Mr. Bevevino was elected Chief Financial Officer and in May 1996 was also elected Vice President. Prior to his affiliation with the Company, Mr. Bevevino spent five years with Ernst & Young.

Steven P. Fulton

Vice President and General Counsel

Mr. Fulton joined the Company on a part time basis in May 1995 serving as General Counsel. In January 1996 his role was expanded to full time status. In February 1998, Mr. Fulton was appointed to the position of Vice President and General Counsel. Prior to joining the Company, Mr. Fulton was a partner in the Pittsburgh office of Reed Smith LLP, a law firm he joined in May 1984. Prior to this employment, he served briefly in an engineering capacity for Westinghouse Electric Corporation.

Susan A. Lloyd

Vice President, Respiratory Drug Delivery

Ms. Lloyd, as part of the Company’s merger with Healthdyne, joined the Company in February 1998 as Vice President—Sales and Marketing, Asthma and Allergy. In July 1999, she was named Vice President—Asthma and Allergy (which was renamed Respiratory Drug Delivery). Ms. Lloyd was employed by Becton, Dickinson and Company from 1974 through 1990, serving in a variety of sales and marketing positions, including most recently as Director of Marketing for the Becton Dickinson Acute Care Division. In 1990, she joined Healthscan Products, Inc. (“Healthscan”) as Director of Marketing. In 1994, Healthdyne acquired Healthscan and Ms. Lloyd was named Vice President, Marketing for Healthscan. In 1997, she was named Vice President, Sales and Marketing for Healthscan, a position she held until Healthdyne was merged with Respironics.

William J. Post

President, Homecare

Mr. Post joined the Company in October 2001 as Senior Vice President—Homecare. In October 2002, he was named President—Homecare. Mr. Post joined the Company from Opticon Medical Inc. (“Opticon”), where he served as the President and Chief Executive Officer from 1997 to October 2001 of this development-stage medical device company. Mr. Post was neither an executive officer nor director of Opticon when it reorganized under Chapter 11 of the U.S. Bankruptcy Code in March 2002. Mr. Post has more than 26 years of senior management experience in the medical device manufacturing industry, with companies including Baxter International, Ohmeda/Boc Health Care, and Medex.

Geoffrey C. Waters

President, International

Mr. Waters, as part of the Company’s acquisition of LIFECARE International, Inc., joined the Company in October 1996, as Vice President Customer Satisfaction. In February 1998, Mr. Waters was appointed to the position of Vice President—International Sales and Marketing. In July 1999, Mr. Waters was named Vice President—International and was named President—International in May 2000. Prior to joining the Company, Mr. Waters was employed in various capacities by LIFECARE International, Inc. from 1984 to 1996. His last position with LIFECARE was President and Chief Operating Officer.

Paul L. Woodring

President, Hospital

Mr. Woodring, as part of the Company’s merger with Healthdyne, joined the Company in February 1998 as Vice President—Operations, Respiratory. In July 1999, Mr. Woodring was named Vice President—Hospital and was named President—Hospital in February 2002. Mr. Woodring was employed by Puritan-Bennett (now Nellcor Puritan Bennett, a division of Tyco International Ltd.) from 1976 to 1995, serving in a variety of engineering and management positions, including most recently as Vice President and General Manager of the Ventilator Systems Division. Mr. Woodring formed a new company, InVentive Technologies, in 1995, and was employed there until joining Healthdyne in 1996.

Compensation Committee Interlocks and Insider Participation

The Securities and Exchange Commission’s rules relating to the disclosure of executive compensation require that the Proxy Statement include certain information about “insider” participation on compensation committees and about specific kinds of “interlocking” relationships between the compensation committees of different companies, under the foregoing caption. All members of the Compensation Committee are independent directors, and no such interlocking relationships exist.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NASD National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

All Forms 3, 4 and 5 have been filed within the guidelines of the Commission during fiscal year 2004 with the following exceptions: Messrs. Fulton, Liken, McGinnis, Miclot, Post, Reynolds and Waters each had one late filing, all of which related to their participation in the Company’s Employee Stock Purchase Program; Messrs. Bevevino, Fulton, Liken, Lloyd, McGinnis, Miclot, Post, Reynolds, Waters and Woodring each had one late filing, all of which related to the August 2003 grant of shares from the Company’s 2000 Stock Incentive Plan; and Messrs. Jones, Lawyer McDonald and Miles had one late filing related to their election to receive a portion of their deferred compensation in shares of the Company’s common stock. In making this disclosure, the Company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the SEC.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Market Index, and the S&P 500 Healthcare Equipment and Supplies Index. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at June 30, 1999, and that all dividends were reinvested.

	Fiscal Year Ended June 30,
	1999	2000	2001	2002	2003	2004
Respironics Inc	$100.00	$119.01	$196.76	$225.12	$246.15	$388.43
NASDAQ Index	$100.00	$147.83	$80.27	$54.68	$60.71	$76.52
S&P 500 Healthcare Equipment & Supplies Index	$100.00	$109.78	$106.16	$103.78	$121.06	$158.12

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy solicitation material, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by employees of the Company and its subsidiaries who will receive no additional compensation for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in the sending of proxy solicitation material and the 2004 Annual Report to beneficial owners of stock held in their names.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K, AND ALL AMENDMENTS TO THESE REPORTS FILED WITH THE SEC ARE AVAILABLE ON OR THROUGH THE COMPANY’S WEBSITE WITHOUT CHARGE AS SOON AS REASONABLY PRACTICABLE AFTER SUCH MATERIAL IS ELECTRONICALLY FILED WITH OR FURNISHED TO THE SEC. COPIES ARE ALSO AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO DORITA A. PISHKO, CORPORATE SECRETARY, RESPIRONICS, INC., 1010 MURRY RIDGE LANE, MURRYSVILLE, PENNSYLVANIA 15668-8525.

Dorita A. Pishko

Corporate Secretary

October 15, 2004

EXHIBIT A

RESPIRONICS, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•	The financial reports, reports on internal controls, and other financial information provided by the Corporation to its shareholders, the public, the SEC, NASDAQ and any other governmental or regulatory body,

•	The Corporation’s systems of internal controls regarding finance, accounting, legal compliance (including disclosure controls and procedures and internal control over financial reporting) and ethics that management and the Board have established; and

•	The Corporation’s auditing, accounting and financial reporting processes generally.

The Audit Committee, to the extent consistent with this function should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Retain and appraise the audit efforts of the Corporation’s independent auditors, determine the compensation to be paid to the Corporation’s independent auditors, review and approve all non-audit services to be performed by the Corporation’s independent auditors, and serve as the point of contact for reports to be made by the independent auditors concerning the Corporation’s critical accounting policies and practices and other communications relating to the Corporation’s financial matters.

•	Review and appraise the audit efforts of the Corporation’s internal audit department.

•	Provide an open avenue of communication among the Corporation’s independent auditors, financial and senior management, the internal audit department, and the entire Board of Directors.

•	Establish procedures to receive and respond to employees’ and others’ complaints and concerns regarding the Corporation’s accounting and auditing matters.

The Audit Committee should fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as such term is now or hereafter defined by securities laws and SEC and NASDAQ rules and regulations), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise (including, without limitation, at least one member who meets the definition of “audit committee financial expert” as such term is defined by the SEC as required by the Sarbanes-Oxley Act of 2002). The Board shall determine whether a director meets the definition of “audit committee financial expert,” and the Corporation shall disclose the basis for the Board’s

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determination in accordance with applicable securities laws and SEC and NASDAQ rules and regulations. No member of the Audit Committee may receive any consulting, advisory or other compensatory fees from the Corporation (other than directors fees, which may include a higher fee for serving on the Audit Committee). Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant, including director education programs developed or required by NASDAQ.

The members of the Committee (and its chairperson) shall be elected by the Board at its annual organizational meeting or at such other time as the Board may determine. Committee members shall serve until their successors shall be duly elected and qualified.

III.    MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee shall meet at least quarterly with management, the director of the internal audit department and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or its Chair shall meet and consult with the independent auditors and management quarterly to review the Corporation’s financial statements and other matters consistent with IV below.

IV.    RESPONSIBILITIES AND DUTIES

The Audit Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

Documents/Reports Review

1.    Review and, if necessary, update this Charter periodically, at least annually, as conditions dictate.

2.    Review the Corporation’s annual financial statements. Determine, based on review and discussion of the audited financial statements with management and the independent auditors, whether the Committee should recommend to the Board that the audited financial statements and any internal control report be included in the Company’s Annual Report on Form 10-K.

3.    Review the regular internal audit reports to management prepared by the internal audit department and management’s response.

4.    Review with financial management and the independent auditors the financial results for each quarterly fiscal period prior to the release of quarterly earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

5.    Appoint the Corporation’s independent auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee shall review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the auditors’ independence. The Committee shall also ensure that the auditors meet all requirements for audit partner rotation under applicable securities laws and SEC and NASDAQ rules and regulations, and shall monitor any hiring by the Corporation of persons who were employed by the Corporation’s auditors to ensure that such hiring does not adversely affect the auditors’ independence. When such rules become effective, the Committee shall also ensure that the Corporation’s auditors are a “registered public accounting firm” registered with the Public Company Accounting Oversight Board.

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6.    Pre-approve all auditing and permitted non-audit services to be provided by the independent auditors (including determining whether any proposed non-audit services fall within the categories of non-audit services prohibited under the Sarbanes-Oxley Act of 2002) with the exception of de minimus non-audit services (as such term is defined in the Sarbanes-Oxley Act) which are approved by the Committee prior to completion of the audit. The Committee may delegate pre-approval authority to one or more of its members, with the proviso that any decision taken by the delegated members be presented to the Committee at its regular meetings. The Committee may also adopt policies and procedures with respect to pre-approval of permitted non-audit services, provided that such policies and procedures conform to the requirements set forth in applicable laws, rules and regulations (including publication of the pre-approval policy).

7.    Review the performance of the independent auditors and make any change of the independent auditors when circumstances warrant.

8.    Periodically (but not less frequently than annually) consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

9.    Instruct the independent auditors that they report to the Audit Committee.

Financial Reporting Processes

10.    In consultation with the independent auditors and the internal audit department, review the integrity of the Corporation’s financial reporting processes and controls, both internal and external.

11.    Review reports by the independent auditors concerning critical accounting policies and practices used, alternative treatments of financial information and their ramifications that have been discussed with management, and other written communications between the independent auditors and management, and resolve any disputes between the independent auditors and management regarding financial reporting matters.

12.    Consider and recommend to the Board, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal audit department.

Process Improvement

13.    Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal audit department regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

14.    Following completion of the annual audit, review separately with each of management, the independent auditors and the internal audit department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

15.    Review any significant disagreement among management and the independent auditors or the internal audit department in connection with the preparation of the financial statements and resolve such disagreements.

16.    Review with the independent auditors, the internal audit department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee or the Board, have been implemented.

Ethical and Legal Compliance

17.    Review periodically and, if necessary, recommend to the Board revision of a Code of Ethics (including without limitation provisions applicable to senior financial officers and to the Corporation’s

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CEO, CFO, principal accounting officer, controller and persons performing similar functions) and ensure that management has established a system to enforce the Code of Ethics and report any changes in, or waivers of, the Code, all in accordance with applicable securities laws and SEC and NASDAQ rules and regulations.

18.    Review management’s monitoring of the Corporation’s compliance with the Code of Ethics, and ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements and comply with applicable laws, rules and regulations.

19.    Review activities, organizational structure, and qualifications of the internal audit department. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department.

20.    Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading, reporting and disclosure policies.

21.    Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

22.    Engage independent counsel or other advisers as deemed advisable by the Committee and determine the fees to be paid to such counsel or advisers.

23.    Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters.

24.    Establish procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.    Review and approve any “related party transaction” between the Corporation and any of its directors, executive officers and other insiders (as defined in applicable securities laws, rules and regulations) in accordance with the Company’s “New Related Party Transaction Approval Requirements” policy, dated February 12, 2004.

26.    Prepare reports required to be included in the Corporation’s annual report or proxy statement pursuant to applicable laws, rules and regulations.

Other Duties

Perform any other activities consistent with this Charter, the Corporation’s By-laws and applicable law, rules and regulation, as the Committee or the Board deems necessary or appropriate.

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www.respironics.com RESPIRONICS, INC. 1010 MURRY RIDGE LANE MURRYSVILLE, PA 15668

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Respironics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote this proxy by Internet or by telephone, you do NOT need to mail back this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RSPNC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESPIRONICS, INC.

This proxy is solicited on behalf of the Board of Directors and will be voted as specified. If no choice is specified, this proxy will be voted FOR Items 1 and 2. A vote FOR the election of nominees listed includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Vote On Directors

1. Election of Directors. NOMINEES: 01) Douglas A. Cotter Ph.D., 02) Gerald E. McGinnis, 03) Craig B. Reynolds, and 04) Candace L. Littell to the class of 2007.	☐	☐	☐	_________________________________

	For	Against	Abstain

Vote On Proposal

2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending June 30, 2005.	☐	☐	☐

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, PA 15668

ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 16, 2004

Gerald E. McGinnis, John L. Miclot and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at Two Mellon Bank Center at 501 Grant Street, Pittsburgh, Pennsylvania on Tuesday, November 16, 2004 at 5:00 p.m., in the Auditorium on the Tenth Floor and at any adjournment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before this meeting.